Exhibit 99.1

TRANSCRIPT OF LIQUIDITY SERVICES, INC. EARNINGS CONFERENCE CALL

NOVEMBER 21, 2013 10:30a.m. ET

Operator

Good day, ladies and gentlemen. Welcome to the fourth-quarter 2013 Liquidity Services earnings conference call. My name is Celia and I will be your operator for today.

At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Miss Julie Davis, Senior Director of Investor Relations. Please proceed.

Julie Davis - Liquidity Services Inc. - Senior IR Director

Thank you Celia. Hello and welcome to our fourth-quarter and fiscal year 2013 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, November 21, 2013, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s release and in our filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Thanks, Julie. Good morning and welcome to our Q4 earnings call. I’ll begin this session by reviewing our Q4 financial performance and recent strategic initiatives. Next I will turn it over to Jim for more details on the quarter and then our outlook for fiscal year 2014.

During Q4, Liquidity Services reported results in line with our guidance range while also funding major investments in support of our long-term growth strategy. Growth during the quarter was driven by the expansion of our services with retail supply chain clients and strong growth in our public sector business, highlighted by 33% growth in our GovDeals marketplace. Both our retail supply chain and capital assets businesses grew sequentially during a seasonally low quarter for the company, and we continue to make progress with our integration of GoIndustry to deliver profitable growth going forward.

Our financial position remains very strong as we exited Q4 with zero debt and recorded record operating cash flow during the quarter. While the growth of our commercial business during this past year was not consistent with our expectations, we continue to make progress positioning Liquidity Services as the trusted global partner to unlock value and opportunity in our client supply chains using our proprietary market data, higher network, and service capabilities.

We recognize that driving industry transformation requires a long-term view, and we are encouraged that more clients are experiencing the benefits from reengineering their reverse supply chain using our scalable solutions. For example, in the retail supply chain, we enable retailers and branded manufacturers to execute re-commerce initiatives that protect and control their brands in the secondary marketplace while offering value to end consumers. Our multichannel approach integrates our own B2B and B2C marketplace channels with those of our clients’ to maximize value for every client product in every condition in every location with a single partner. These optimization decisions are powered by a wealth of historical and real-time sales data and analytics gleaned from millions of global transactions in hundreds of thousands of product categories.

Additionally, our services encompass the receipt, storage, grading, refurbishing, remarketing and recycling of our clients’ returned, overstock, and seasonal goods for efficient one-touch logistics. Retailers’ and manufacturers’ consolidation of these activities with Liquidity Services’ platform results in a low-cost, streamlined data-driven process that enables our clients to drive new revenue streams and same-store sales growth.

Today, for individual clients, our services support the sale of thousands of individual SKUs from our fulfillment network across over 15 different marketplace channels. Adoption of our solution by both manufacturers and retailers results in network effects and increasingly we are entering into fee-for-service and revenue-sharing arrangements with our clients that share the upside created from building next-generation reverse supply chain solutions.

We also continue to invest in innovation and have identified compelling opportunities to productize our services, technology, and marketplace data to serve a broader set of enterprise and middle-market customers. During fiscal year 2014, we will establish and fund a new directive focused on developing these new on-demand services, including a marketplace as a service, and valuation as a service offerings. Investments in these areas during fiscal year 2014 will enable Liquidity Services to serve and monetize previously untapped markets and unlock new opportunities with new capabilities beginning in early fiscal year 2015.

Finally, I’m also pleased to report that the restructuring of our GoIndustry business is largely behind us, and we are now focused on driving awareness of Liquidity Services as the trusted provider of choice in our industry. We have a great story to tell backed by a proven track record of success. We have formed a new centralized marketing function and global brand council that will support our sales outreach by developing a strong aligned global brand message for the Fortune 1000 audience to increase awareness of our brand and reinforce our market leadership. We are encouraged by the progress of our capital assets group and we continue to expand our pipeline of new business with large multinational corporate clients in our target markets, including biopharma, consumer packaged goods, energy, technology, and transportation.

While our outlook for the next year is appropriately conservative, fundamentally we are confident in our competitive position and our ability to achieve attractive organic growth over the next several years driven by our strong client service and continued investments in innovation. We remain focused on achieving our long-term target of $2 billion in annual GMV and believe this will require a four- to five-year timeframe in the absence of material acquisitions. In the near term, our outlook for the next quarter reflects a change in the mix of property being referred to us under our DoD Surplus Contract to lower value property which is more expensive to store, track, and manage relative to recent years under the program.

In closing, our team is proud to serve the world’s top retailers, manufacturers, and government agencies and our millions of buying customers. This past year, we enhanced our industry coverage, breadth of services, geographic reach, and global buyer base, which have expanded our addressable market and reinforced our leadership position. We are excited by the numerous opportunities to create value for our clients and buyers by delivering supply chain efficiencies, protecting their brands and providing them technology enabled services to better compete in an increasingly complex environment.

Now, let me turn it over to Jim for a more detailed review our financial results and outlook for fiscal year 2014.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

Thanks, Bill. While we are not satisfied with our full-year results, we’ve made significant progress towards achieving our long-term goals during the year. This progress was reflected in our solid fourth-quarter results which is normally a seasonally low quarter for the company. We had strong sequential growth in our retail supply chain marketplaces driven primarily from new consumer electronics programs with existing clients.

We also saw significant sequential growth in our commercial capital assets marketplaces, primarily as a result of new programs from our GoIndustry global platform. We have completed the restructuring of the GoIndustry organization and are entering the second phase of the integration process during fiscal 2014, which is investing for growth. We will be combining the best attributes of the LSI technology platform with that of the GoIndustry technology platform while we continue to invest in the sales and marketing team to drive long-term growth.

Our outlook for next year incorporates these integration and investment activities, as well as the uncertainty around the RFP process with the Department of Defense. Currently, the RFP process has been suspended, and during this period, we continue to provide services to the DoD under our existing contract. We expect to have more information regarding our programs with the DoD over the next 30 to 60 days. We will provide an update at that time.

Next, I’ll comment on the fourth quarter and full-year results. Total gross merchandise volume, or GMV, increased to $250.5 million, up 4% for the fourth quarter and to a record $973.3 million, up 12.6% for the fiscal year. GMV and our GovDeals, or state and local government marketplace, increased to $42.3 million, up 32.9% for the fourth quarter and to a record $153.5 million, up 16.7% for the fiscal year as we continue to add new clients, thus further penetrating the $3 billion state and local government market.

GMV and our DoD surplus marketplace increased to $36.2 million, up 7.2% for the fourth quarter and to a record $139.6 million, up 9.3% for the fiscal year as a result of increasing property flow from the DoD and a higher mix of high-value capital assets such as rolling stock in the beginning of the year.

GMV in our commercial marketplaces decreased to $155 million, or 2.6%, for the fourth quarter, primarily related to a slowdown in our transportation vertical, truckcenter.com, and increased to a record $612 million, up 15.8% for the fiscal year, primarily as a result of the GoIndustry acquisition during July of 2012.

GMV in our DoD Scrap marketplace increased to $17 million, or 4.7%, for the fourth quarter and decreased to $68.2 million, or 10.9%, for the year as a result of decreasing property flow from the DoD and a decrease in commodity prices. As sales of DoD scrap have become less material, fluctuations in commodity prices are not materially affecting our financial performance.

Total revenue increased to $129.1 million, up 5.6% for the fourth quarter and to a record $505.9 million, up 6.4% for the fiscal year, primarily due to the GMV growth discussed.

I’ll now discuss certain fourth-quarter and fiscal year 2013 expense line items and will not provide detailed explanations for changes from fiscal year 2013 when those explanations are similar to those previously discussed in my comparison for the fourth quarter. Technology and operations expenses increased 16.1% to $23.2 million for the fourth quarter, primarily due to increases in staff and personnel expenses, including those from NESA, a recent acquisition, outsourced processing labor and temporary wages, including stock-based compensation and consultant fees associated with technology infrastructure projects to support our long-term growth plans. As a percentage of revenue, these expenses increased to 18% from 16.4%. Technology and operations expenses increased 33.3% to $90.1 million for the fiscal year. As a percentage of revenue, these expenses increased to 17.8% from 14.2%.

Sales and marketing expenses decreased 6.7% to $9.7 million for the fourth quarter, primarily due to decreases in staff and personnel as a result of restructuring activities from the GoIndustry acquisition. As a percentage of revenue, these expenses decreased to 7.5% from 8.5%. Sales and marketing expenses increased 28.5% to $40.2 million for the fiscal year. As a percentage of revenue, these expenses increased to 7.9% from 6.6%. These increases are primarily due to expenses related to the activity from recent acquisitions, GoIndustry and NESA.

General and administrative expenses increased 4.9% to $13 million for the fourth quarter, primarily due to expenses related to activity from the recent NESA acquisition. As a percentage of revenue, general and administrative expenses decreased to 10.1% from 10.2%. General and administrative expenses increased 31.9% to $48.9 million for the year. As a percentage of revenue, these expenses increased to 9.7% from 7.8%. These increases are primarily due to expenses related to the activity from recent acquisitions, GoIndustry and NESA.

Adjusted EBITDA increased 7.7% for the fourth quarter to $24.9 million. Adjusted EBITDA margin as a percentage of GMV increased to 9.9% from 9.6%, driven by operating efficiencies from our GoIndustry restructuring initiatives. Adjusted EBITDA decreased 5% for the fiscal year to $104.6 million. This EBITDA margin as a percentage of GMV decreased to 10.7% from 12.7%, driven by margin pressure in our retail supply chain marketplaces, particularly in the consumer electronics vertical, as well as the losses from GoIndustry during the first three quarters of the year.

Adjusted net income increased 2.9% to $13.4 million for the fourth quarter, and decreased 6.5% to $57 million for the fiscal year.

Adjusted diluted earnings per share increased 2.5% to $0.41 for the fourth quarter based on approximately 32.7 million diluted weighted average shares outstanding. Adjusted diluted earnings per shares decreased 5.9% to $1.75 for the fiscal year based on approximately 32.7 million diluted weighted shares outstanding.

The company continues to demonstrate strong cash flow generation and growth as our overall working capital continues to be a source of cash. During the fourth quarter and fiscal year 2013, LSI generated a record $29.9 million and $46.7 million of operating cash flow, an increase of 130% and a decrease of 10.4% for the fiscal year respectively.

We continue to have a strong balance sheet. At September 30, 2013, we had a cash balance of $95.1 million, current assets of $164.5 million, and total assets of $421.3 million with $79.3 million in working capital. We continue to be debt free.

Capital expenditures during the quarter were $1.6 million and $5.5 million for the fiscal year. We expect capital expenditures to be $7 million to $8 million for fiscal year 2014.

Management is providing the following guidance for the next quarter and fiscal year 2014. We have assumed that we will once again receive the annual incentive payment under the DoD Scrap Contract in the third quarter of fiscal year 2014. In addition, we estimate that we will make incremental investments totaling $7 million to $9 million to expand our marketplaces and global platform over the next year, resulting in a drag on our earnings during fiscal year 2014. We believe this investment is required to fully utilize the synergies available across the companies by our marketplaces to expand services to our selling clients and further penetrate the $150 billion global market for surplus assets.

We expect GMV for fiscal year 2014 to range from $1 billion to $1.075 billion. We expect GMV for the fiscal first quarter of 2014 to range from $200 million to $225 million.

We expect adjusted EBITDA for fiscal year 2014 to range from $100 million to $108 million. We expect adjusted EBITDA for fiscal first quarter of 2014 to range from $14 million to $17 million.

We estimate adjusted earnings per diluted share for fiscal year 2014 to range from $1.60 to $1.76. For the fiscal first quarter of 2014, we estimate adjusted earnings per diluted share to range from $0.20 to $0.24. This guidance assumes we have an average fully diluted number of shares outstanding for the year of 33.3 million and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance of adjusted EBITDA and diluted EPS for, one, acquisition costs, including transaction costs and changes in earnout estimates; two, amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and three, for stock-based compensation costs which we estimate to be approximately $3.5 million per quarter for fiscal 2014. These stock-based opposition costs are consistent with fiscal year 2013.

Bill and I will now answer any questions.

Q U E S T I O N S   A N D   A N S W E RS

Operator

(Operator Instructions). Jason Helfstein, Oppenheimer.

Jason Helfstein - Oppenheimer & Co. - Analyst

Hey guys. Three questions. The first, can you just talk about the timing of what you saw last year as we saw weakness in retail, as that kind of moves through the year, it would seem like it’s part of the reason for — the retail business should actually take easier comps as we move through 2014. So that’s the first question.

The second, can you go into a bit more detail on the comments on how the first quarter is going to have lower value surplus and how you expect that to play out the rest of the year?

And then lastly, on capital deployment and capital structure, how should we think about you redeploying capital to buy back versus acquisitions? Do you have a pipeline for 2014, or do you feel like this will be more of a harvest cash year?

And then on the balance sheet, should you guys have some debt, given where rates are right now and what you can lock in? Because it would create an efficient tax shield for you guys as you are a full taxpayer. Thanks.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

So, first, let me address the near term outlook as noted in my comments. There is a larger proportion of the property flow under the DoD surplus program that is lower value, more expensive to handle property, in effect a large amount of things like fasteners, springs, nuts and bolts and individual envelopes or plastic sleeves, which all need to be jointly inventoried and individually screened. And I think this reflects the nature of the program changing to affect the DLA’s overall missions around purging safety stock and the like. And that’s I think a structural change that is likely to maintain itself through the year.

In terms of the retail industry trends, we have commented that we are playing a more integral role in powering re-commerce programs with manufacturers and retailers working jointly together, and LSI playing the role of essentially the plumbing that connects these clients’ products, examines the products in high-value categories, is able to sort and grade these products and then provide them to consumer channels which would value these items. And what we have found in our work is there is demand for refurbished items, which allows our clients to grow their same-store sales, meaning it’s not cannibalizing the sale of A-stock products. And I think that is a game-changing insight for many of our clients, which we believe will be a positive trend as we move through the year.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

Let me take a shot at your next two questions. The first one had to do with the lower first-quarter guidance due to changes in supply or mix under our DoD Surplus Contract. So, we have, as you know, been managing that contract for almost 13 years now. And during that period, we’ve had times where there has been pretty flow that is just lower value mix, as Bill indicated during his comments. So this property flow is a lot of smaller type items. Each of those items require us to be touched and dealt with under our compliance part of the contract and, again, is a lower value. So when you aggregate those products together, we are anticipating less revenue and margin from that business during the next quarter. That will continue to go through part of the year as well.

The next part was really about capital deployment. As you know, we ended up the year with $95.1 million in cash. We continue to have a pipeline of acquisition opportunities. We are the only likely acquirer in our industry. We have obviously considered stock buybacks. We’ve done those in the past. And the board and management will continue to review the best way to deploy cash to create shareholder value.

As far as debt goes, yes, I do agree, we have significant debt capacity on the balance sheet which we have not utilized because at this point we haven’t had to utilize that. We are certainly not shying away from debt. If opportunities arise that make sense for us to take debt to deploy more cash to generate a better return on invested capital for shareholders, we will do that.

Jason Helfstein - Oppenheimer & Co. - Analyst

Thank you.

Operator

Shawn Milne, Janney Capital Markets.

Shawn Milne - Janney Montgomery Scott - Analyst

Thanks. Let me follow up on a few questions there. Since the company told the same-store sales data or your GSS data, can you give us a sense for what you’re actually seeing in October, November? Bill, you seem to talk a little bit longer-term more positively about some of the things you can help with retailers and manufacturers. But given what we are hearing right now about inventory piling up in the channel, is there anything that you can do in the near term in the December quarter, or do you expect some margin pressure in your retail business right now?

And then around the technology investment, Jim, this is a pretty big step up. I think you had us all out for an analyst day about a year or so ago, and there were chances to talk about integration costs and spending on technology and platform that I don’t think were laid out to this level. What’s changed to drive up the spending this much? And is there something in AssetZone that you guys see that provides a bigger opportunity from a service fee perspective, or just some more color around that? Thanks.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

First, on the innovation pipeline, I think clearly we are identifying opportunities based on the work we do with many of the largest organizations in the world. Both in their merchandising area and in their procurement area. And I think they covet the type of data that we have in the secondary marketplace. We see the opportunity to be the blue book in effect of what the value is for assets trading in the secondary marketplace. And to deploy on-demand services or access to that data is one opportunity that’s evolved over the years — over the last year. And I would identify that we’ve continued to bring in talent, leaving our technology organization and our product development team that is taking actions to help us monetize that opportunity, and that’s something that continues to be an area of high return on effort and investment going into fiscal 2014 and 2015.

We also see opportunity to offer our marketplace, not only to the traditional customers but also open it up to other partners that see a lot of value in leveraging our tech platform and access to our buyer base, and we are willing to do that when it’s complementary to the demand our buyers have for goods. And so we will be exploring ways that we can open up our marketplace as a service, allow third parties to leverage our investment in technology, even on a white label basis, as well as to help partners leverage our fulfillment network to bring value.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

I think Bill really covered the question through that you directed to me, but let me take points one and two, which are, one, your comment on October-November sales, your question regarding that. Our guidance for the fourth quarter reflects obviously October sales and what we’ve seen so far in November. I would say that we have, one, rated of that number, if you would. I will tell you that we are hearing from our clients that there may be assistance needed in the December month and that we could see a stronger December than October, November has been so far. That was consistent with last year. I did not include that in my guidance, because I don’t have visibility on those numbers today. But your assessment of the retail market we do agree with. And we think there’s opportunities, again, to further serve our clients in times of need. So we will be happy to step up if that does occur.

As far as the margins in the retail segment, we haven’t really seen a change there. As you know, we were under margin pressure most of last year in our retail segment, particularly around the consumer electronics vertical. We haven’t really seen that get worse. We also haven’t seen any improvement. So, we really consider that to be status quo at this point within the retail vertical.

Shawn Milne - Janney Montgomery Scott - Analyst

Okay, thanks.

Operator

Jordan Rohan, Stifel Nicolaus.

Jordan Rohan - Stifel Nicolaus - Analyst

Thanks so much. A couple of questions. At a very high level, can you talk about the status of the surplus contract, the process that it remains here for renewal, and how much you would expect surplus GMV, the makeup of the $1-plus billion GMV number that you guided for the year?

And secondly, this is, as you can see from the stock’s reaction, somewhat tough medicine this morning as there doesn’t seem to be that much organic growth and margins are going down. What do you see here that could get people really excited about the future? Is it something we’re just going quarter by quarter hoping things get a little bit better? Thank you so much.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

So, first, the procurement process with the Department of Defense is a public process, and it’s run by the civilian agency. We don’t have any other comments to make than what has been publicly posted by the sales contracting officer, Jordan. As you know and I think Jim indicated in the overview, the procurement was suspended, and there has not been any update to the public on the status of that. So as we learn, you will be learning because it’s all a matter of public record.

I think the opportunity for us is to continue to provide the service level required, even with more complexity, and as I mentioned, with the change in the nature of the property being sold there and we are flexible and adaptable and do our best to provide value to the client.

I think, in terms of the Liquidity Services value proposition, it’s a very unique business. The buyer base that we have assembled is clearly valued by not only our legacy retail supply chain clients in the US, but by industrial clients in more and more industry sectors throughout the globe. We’ve got substantial growth occurring in the Asia-Pacific region from players in more and more industry categories. We have wonderful assets that have yet to be monetized in terms of our data, in terms of our marketplace platform. The ability to provide on a more modular basis third parties back into our marketplace on a self-serve basis is something that’s a natural evolution for us. And so I think we are taking the opportunity with the addition of a new CIO about nine months ago, and expansion of our product development team to provide more services on-demand that will capture more supply in our marketplace, in our tech platform than we’ve traditionally had, because we’ve mostly been a Fortune 500 direct sales type of organization in terms of who we are engaging to use our platform. So that’s I think a midterm opportunity that we will be investing behind and feel very good about.

Jordan Rohan - Stifel Nicolaus - Analyst

I’m sorry to ask this again, but on the first part of that question, which is the status of the surplus contract, can you just review it over the course of the last 13 years when you have been working with the DLA, if this type of suspension of process has happened for? Is this uncharted territory here? And from when you talk to those at the Department of Defense and such, why did this happen now as opposed to prior periods of extension? What catalyzed this? Thank you.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

So, there is precedent for delays in the process, and we have incurred delays in prior years, so this is not new ground. I think if you look at the federal government and the nature of the way the federal government has been run in the last year, there have been lots of delays in various programs. It is I think an extraordinary time in terms of you’ve had a number of people dealing with furloughs or temporary changes in the budget process, and that’s undoubtedly affected the DoD, along with other federal agencies. And I think they are doing the best they can in light of debt ceiling and budget negotiations and government shutdowns. And all of those things from an outsider’s perspective have to play a role.

Jordan Rohan - Stifel Nicolaus - Analyst

Okay. There was one more question and perhaps this is for Jim. Can you talk about the $1 billion plus GMV guidance and give us some general buckets of how the components of that GMV, what percent do you expect to be government focused as opposed to Go-

Dove retail, NESA retail, and I guess legacy liquidity retail? Thank you so much.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

Sure, Jordan. We don’t provide guidance on our specific marketplaces. For us, those are channels. So we operate as one business. We’re fully integrated now. Particularly GoIndustry has been completely absorbed into the operations of the company. So, we do utilize the buyer selling marketplaces to try to drive the best value for our sellers. But at the end of the day, operationally, that’s all together.

I will address specifically the Department of Defense surplus contract. I understand the concerns of shareholders and analysts. For lack of better information today, I have assumed a similar volume to last year, although taking a discount to that just because of the uncertainty. So, I don’t have any new information to build into a model. So once something changes, and, again, we would expect to have some new information in the next 30 to 60 days, we will be happy to announce that and to the extent that we think it’s going to affect our guidance, we’ll deal with that at that time.

Jordan Rohan - Stifel Nicolaus - Analyst

And the gross profit from the Department of Defense part of the business is higher. I assume you haven’t assumed a reduction in gross profitability of that business upon renewal if that renewal plays out?

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

Again, actually in Bill’s comments, and I made a little bit in mine as well, that we are seeing a reduction in the gross profit of that business right now simply just because of product mix. So I have assumed a lower gross profit in that business in the guidance, frankly, from product mix at this point. I would have no way to estimate any new contractual commitments because, again, that process is suspended. So, I haven’t attempted to make a guess, to be frank.

Jordan Rohan - Stifel Nicolaus - Analyst

All right. Thank you so much. I appreciate it.

Operator

Ross Sandler, Deutsche Bank.

Ross Sandler - Deutsche Bank - Analyst

Thanks, guys. So, just a quick follow-up to Jordan’s line of questioning. Bill, at a high level, if we just kind of step back and look at the last few years, you guys have made several acquisitions. You’ve moved into a bunch of new verticals, added services, and added a significant number of buyers. Yet velocity, or the unit transactions, whatever metric you want to look at, is declining somewhat dramatically, and you guys have called out supply constraints across various verticals and some macro stuff, but how do you get that supply going again? Is there areas within existing clients that you are not engaged in? Do you need to acquire new verticals and get just net new supply? How do we get the flywheel going again?

And then just one last question on the reacceleration in GovDeals, that looked like the bright spot in the quarter, can you just talk about what is driving that? Thanks.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Sure. Having had a history of building the business from a modest amount of initial capital, we’ve always focused on profitable growth. And during the last 18 to 24 months, we have been working very diligently to introduce a new way of thinking with retail supply chain customers on how to approach the problem of monetizing goods in the reverse supply chain and have moved away from this sort of purchase model, who can pay the next nickel type of arrangement, which we don’t think is a sustainable way to build a business, to an incentive-aligned partnership model where we provide our clients access to technology, a buyer network, the opportunity to sell different types of condition product in different channels to maximize value, to do that both through our channels as well as through our clients’ own consumer channels. And I think that’s the patience that we’ve exhibited over the last two years where we have backed away from business that we didn’t think was sustainable, or could deliver the margins, and so we haven’t chased topline growth where we haven’t gotten the framework established at a strategic level in the client organization that would have what we think is the winning formula for the long term. And so there’s patience and persistence being exhibited by our management team to find those anchor partners who understand the upside creation from our model and want to use us more in the nature of a service and revenue-sharing partner versus someone who can just pay the next nickel for a lot of goods. And that’s I think the commentary on retail supply chain.

I would add, though, that we are seeing a lot of interest, particularly in the manufacturer side of the supply chain, on our approach. And we are powering more sales programs, both in our own marketplaces and marketplaces we run for our clients, to bring certified refurbished items to consumer channels. I think we’ll have opportunity to build on that. And when we bring in manufacturers to our marketplace, that becomes very interesting for our retail partners because they’d like to offer those products on their own channels. It actually doesn’t cannibalize their core consumer base. It brings in new buyers.

So we think there is a network effect, and that will exhibit positive momentum at some point in the future, Ross, and really just us being true to our focus on profitable growth on the capital asset side. We have bit off the initial fixed cost to set up operations in Asia. That is starting to bear fruit. We think there’s a huge opportunity there, so we are taking it with the initial set of clients, establishing relationships, building the buyer base and service offering there. I think that’s a pillar for growth that we haven’t talked a lot about that will take hold in the next three to five years.

We also have this product roadmap that I spoke of, which I think is very exciting. It’s a deliberate investment. It’s not a next quarter type of return, but it’s a next year, two year type of return when we open up our marketplace. And if you look at how much information we have on the pricing of assets in the used equipment marketplace and the pricing of goods in the retail supply chain, it’s very desirable for clients to leverage that data and use our channels to sell through our — to our buyers. And we’re working on different types of pricing models and service arrangements that could capture more supply in the marketplace.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

On the second part of your question regarding GovDeals, we’ve had — frankly, that’s really been a long-term success story. We really started about with 1200 clients in 2008. That business has grown I’ll say as consistently over a longer period of time at 20% or better. And I know that we’ve had quarters where we’ve grown significantly more than that, and quarters where we’ve grown less than that. But at the end of the day, we continue to add new clients. We are approaching the 6000 mark with the number of clients in the state and local sector.

Just as a reminder for folks, there’s 88,000 municipalities, townships, counties and so forth around the country. So we’ve got a long way to go as far as penetrating that market. But we continue to pick up momentum in that area, and that certainly would be a point of growth for us going forward.

Operator

Colin Sebastian, R. W. Baird.

Rohit Kulkarni - Robert W. Baird & Co. Inc. - Analyst

This is Rohit Kulkarni. I’m jumping in for Colin. On the surplus contract, I’m sorry if this was asked earlier. Can you give any color about how much inventory you have already? You mentioned that you continue to support the contract, and so how many days of inventory typically do you have? And what happens if there are any further delays? Are you baking any sort of that event happening in your guidance for the next quarter?

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

Sure, absolutely. Under the surplus contract, there is a high level of service that is provided, so inventory working through the system is typically significantly slower than through our other channels. Normally, have somewhere between 60 to 90 days of inventory on hand, so hence our guidance for this quarter. We know the products that we have got available to sell that will move through this quarter, and again, that reflects a lower value property mix of numerous smaller items, if you would, than we typically have been selling over the last year, which was more heavy equipment and rolling stock.

Rohit Kulkarni - Robert W. Baird & Co. Inc. - Analyst

I see. And so you remain fairly confident that the slow-moving inventory would reasonably allow you from the Department of Defense as was the contract (inaudible) is concerned?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

At this point, again, we don’t know what exactly is going on with the contract. We continue to operate under our existing contract terms, which technically expires in February. Once we have some new information, we will be happy to announce that information.

Today, we haven’t seen — we don’t see a change as far as the lower mix in product flows, meaning the lower value mix of products. So, it looks like that will be consistent for a while. If we have an update on that, again, we will be happy to provide that on the next earnings call, but this is not atypical. Again, we have been operating this contract for almost 13 years, and at various points in the contract, property flow changes. And as a service provider, you need to be ready to deal with that. It’s a different buyer base. It requires much more facility space. It requires a lot more human handling of the product. And we just happen to be in that phase right now, and we’ll continue to provide the high level of service to the Department of Defense that we have for years when we’ve seen this somewhat surge in lower value product.

Rohit Kulkarni - Robert W. Baird & Co. Inc. - Analyst

Okay. And a more longer-term question, you reiterated about the $2 billion four- to five-year GMV goal. Can you break it down as in what needs to happen between now and end of next year in terms of product, technology, and individual components of your GMV, and over the next 18 to 36 months as to how are you thinking about investments in other growth opportunities as such?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

Sure. We have identified some pillars of investment. The global brand effort, we are not very well known in the markets we serve. We have great past performance credentials and client references. We will be investing in this global alliant brand message. We have brought on some senior leadership there. We’ve got a global brand council that we will be working on simplifying that message for the C-suite audience. We’ve continued to invest in the expansion of our sales organization and the tools and methods they use to sell to these enterprise clients. That’s now a global sales organization, so there was a lot of opportunity to penetrate existing clients in other geographies, sell new services to clients, cross-sell services to these clients that will propel that growth.

Third, I think we talked a little bit about our product roadmap where clients today are principally using sort of a full-service integrated solution. There will be opportunities for the middle-market customers to leverage our buyer liquidity and our data on a self-serve basis that doesn’t require as much human intervention. And that will be another driver for our growth.

Rohit Kulkarni - Robert W. Baird & Co. Inc. - Analyst

Okay. Great, thank you very much.

Operator

Gary Prestopino, Barrington Research.

Gary Prestopino - Barrington Research Associates Inc. - Analyst

Good morning. Jim, these additional expenses that you have for investments, are those going to be front ended in Q1, Q2, or are they kind of linearly throughout fiscal 2014?

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

At this point, I expect them to roll out during the year. There’s some front end loading as we ramp up these projects. But I do think it’s going to take a full year to complete them. So I will update people as we move through the year if that really changes dramatically, meaning one quarter absorbs more of the expense than another. But at this point, I would say it’s going to be fairly similar.

Gary Prestopino - Barrington Research Associates Inc. - Analyst

Okay. And then in terms of what’s going on with the DoD, is it a safe assumption to say that you really are starting to see the impact of the winding down of both wars as well as the reduction in overall defense spending? Is that a fair assessment, and that would kind of lead into you would be seeing some kind of secular change in the absolute property flows that are coming through to you.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

I think it’s notable, the change in the mix of property, and so our guidance reflects that for the next quarter and year. And it’s just the lifecycle of what’s in the supply chain.

Gary Prestopino - Barrington Research Associates Inc. - Analyst

Okay. But when you’ve experienced this before where you’ve had some mix changes, you still were — we were still involved in both of those wars, right?

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

Yes, Gary, so the mix change really is not a reflection of reduction in the war effort. So as you know, that’s been going on for the last 12 to 18 months. Most of that equipment actually has stayed over there, as has been documented, both by the press and as we’ve addressed in prior earnings calls. This is really just what I would say is the normal ebb and flows over a long period of time of working with the DoD. You have these cycles where you’re dealing with a lot of — when you look at the number of products, a lot more, but when you look at the value of products, a lot less.

Gary Prestopino - Barrington Research Associates Inc. - Analyst

Okay. So if we look at fiscal 2014, obviously you’ve got these higher expenses that are impacting the numbers, and then you alluded to retail and DoD. Is — which, ex-ing out the higher expenses, which is more of an impact on what you’re looking at for this year, retail or DoD?

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

When you’re saying retail, I think what you really mean is the IT investment that Bill indicated. Correct? So I want to make sure I understand the question. You’re really asking me —

Gary Prestopino - Barrington Research Associates Inc. - Analyst

Hold on, Jim. You had said you started — at least in this first quarter, you were seeing lower flows of goods, retailers, and you also did not — last year you had some increased flows in December because the retailers needed more help and you did not assume that in the guidance. So what I’m trying to get at is what is the bigger issue here? Is it DoD, retail? We know about the spending, but is the bigger issue in fiscal 2014?

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

Thank you for clarifying the question, Gary. Yes, you’re absolutely correct. The bigger issue, to be specific, is the DoD. It’s just the property mix change. I did not assume again that we’d thought we’d see a ramp up in December. We did see that last year but, again, I have not assumed that in the guidance delivered.

Gary Prestopino - Barrington Research Associates Inc. - Analyst

Okay. So your guidance is fairly — you said it’s conservative. If you were to see some changes on the upside, it would probably come on the retail side because the DoD is basically going to be set as it is with these lower property flows for at least the first two or three quarters of this year. Is that a correct assumption?

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

Yes. I think that’s a fair assumption, Gary.

Gary Prestopino - Barrington Research Associates Inc. - Analyst

Okay. Thanks guys.

Operator

Dan Kurnos, The Benchmark Company.

Dan Kurnos - The Benchmark Co. - Analyst

Great, thanks for taking my questions. Bill, two high-level questions. Last quarter, you talked about some new customer wins. Is there anything else to call out there and any update on new customer ramp time? That’s been an issue in the past.

And also, you talked about possibly affecting a shift away from the PC market maybe to get more mobile-focused. Have you made any progress there? That could be an area of opportunity for you guys.

And then Jim, just a point of clarification on GoIndustry. I know you’re not breaking it out, but could you at least give us a sense of where it finished for this year in terms of GMV and if your guidance includes any expectations for GMV growth in 2014? Thanks.

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

So, the nature of these engagements in some cases are multiple quarters of rollout. We’ve had some come online and the ramp has been more back-end loaded for this quarter. But we are seeing progress. We are excited by some new wins with the manufacturer side of the supply chain wanting more control over their brands in the secondary marketplace and asking us to be a partner in bringing consolidation and best practices to that. So, that I think will power potential upside as we get through the end of this quarter into next year.

In terms of the product shift, I think we are serving our clients in all categories. Some of our manufacturers are making the transition to more tablet devices, hybrid devices, away from pure legacy PC technology. That product velocity and change ultimately is an opportunity for us. There’s a lot of new product introductions, not all of which are successful, so they need a quick and easy way to ramp up new products and sell the less-than-current technology without damaging their brand. We have been able to do that successfully in this market, and that I think is a growth catalyst for us going forward.

Jim Rallo - Liquidity Services Inc. - CFO, Treasurer

On the second part of the question, Dan, yes, I think, as we indicated really on our last call, we had a low point, if you would, within GoIndustry as far as volume in the June quarter. We saw a nice sequential growth this quarter in that business as we are moving forward now. We have really completed all of our restructuring. To give you some ballpark numbers, as we indicated last quarter, we were run-rating around $150 million to $120 million I’d say last quarter, the June quarter. This year, we are back up to like around $140 million, $145 million of run rate, and we expect to grow off that base from there. So, that business is clearly going to be a 15% to 20% grower for us over the long-term when you look at the global aspect. As Bill indicated in his comments, we’ve already seen a nice lift in Asia where we did do a fair amount of restructuring at the beginning of last fiscal year, but there’s a lot of growth over there for us. So, that global platform will be benefiting all of our marketplaces as we move throughout the year, and would expect it to be a contributor to growth.

Dan Kurnos - The Benchmark Co. - Analyst

Great, thanks very much.

Operator

(Operator Instructions). Nat Schindler, Bank of America.

Jason Mitchell - BofA Merrill Lynch - Analyst

This is Jason Mitchell here for Nat Schindler. I just have a couple of quick questions. So, you are rolling out this new — you’re investing in this new technology platform for your retail clients. Are you not seeing much uptake with your existing services, like expanding them with your existing clients to more stores or anything like that? Is that part of what’s driving you to invest in this?

And then, secondly, last quarter, you announced a lot of international contracts that you have started signing. Do you see that kind of making up some of the retail and DoD GMV value loss through fiscal year 2014?

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

First, on the tech platform, I think anyone who is running web-based services knows that you’re always going to be investing in your platform to continue to provide efficient, reliable services. We’ve been doing things like building out a private cloud to support our current marketplaces, integrating our marketplaces. We feel very good about our current marketplaces and the value it’s delivering to current clients. So, this is more about accessing new segments of the market with new services to enlarge the supply and revenue streams in our business.

If you think of the Fortune 500 as one segment, typically more integration, more full-service, more customer intimacy, which is appropriate. And then you have a larger base of middle-market customers that are seeking on-demand self-service applications. And that’s an area that we have a lot of upside to penetrate in this year.

Jason Mitchell - BofA Merrill Lynch - Analyst

Okay. And just to my second part there —

Bill Angrick - Liquidity Services Inc. - Chairman, CEO

On the international. We continue to think and observe with the new client wins that this is a very unique offering. There are multinational clients looking to support a uniform process with a single partner, selling assets in all three major hubs that we are in, the European, East Africa areas, North America and Asia-Pacific. That’s a business that will grow this year nicely for us and provide the opportunity, as in your terms, to offset maybe some of the less attractive growth in our DoD surplus business.

Jason Mitchell - BofA Merrill Lynch - Analyst

Okay, thank you very much.

Operator

At this time, ladies and gentlemen, we will turn the call over to Miss Julie Davis for closing remarks. Please proceed.

Julie Davis - Liquidity Services Inc. - Senior IR Director

Thank you for joining our call today. Jim Rallo and I will be available this afternoon for any follow-up questions. Have a good afternoon.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.